Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS INCREASED

EARNINGS FOR THIRD QUARTER 2017

QUAKERTOWN, PA (October 24, 2017) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the third quarter of 2017 of $2,554,000, or $0.74 per share on a diluted basis. This compares to net income of $2,292,000, or $0.67 per share on a diluted basis, for the same period in 2016.  For the nine months ended September 30, 2017, QNB reported net income of $7,800,000, or $2.27 per share on a diluted basis. This compares to net income of $6,655,000, or $1.96 per share on a diluted basis, reported for the same period in 2016.

For the quarter ended September 30, 2017, the annualized rate of return on average assets and average shareholders’ equity was 0.89% and 9.90%, respectively, compared with 0.86% and 9.57%, respectively, for the third quarter 2016.  For the nine months ended September 30, 2017, the annualized rate of return on average assets and average shareholders’ equity was 0.94% and 10.37%, respectively, compared with 0.87% and 9.48%, respectively, for the same period in 2016.

“QNB is pleased to report our seventh consecutive quarter of year-over-year increases in net income and earnings per share,” said David W. Freeman, President and Chief Executive Officer.  “Household growth continues at a strong pace and QNB Financial Services, our wealth management and retail brokerage business expanded assets under management to $121 million at September 30, 2017, an increase of approximately $21 million from December 31, 2016.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and nine months ended September 30, 2017 totaled $8,215,000 and $23,353,000, respectively, an increase of $1,130,000 and $2,253,000, respectively, from the same periods in 2016. The net interest margin for the third quarter of 2017 was 3.15% compared with 2.93% for the third quarter of 2016.  Net interest margin for the nine months ended September 30, 2017 was 3.15%, an increase of ten basis points compared to the same period in 2016.  The yield on average earning assets increased 29 basis points to 3.69% for the third quarter of 2017, compared with the third quarter of 2016.  For the nine months ended September 30, 2017, the yield on average earning assets was 3.67%, compared with 3.52% for the same period in 2016.   The cost of interest-bearing liabilities increased to 0.66% and 0.62% for the quarter and nine months ended September 30, 2017, respectively, compared with 0.57% and 0.58% for the same periods in 2016.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $100,000 provision for loan losses in the third quarter of 2017; no provision was required for the third quarter 2016.   For the nine months ended September 30, 2017 and 2016, QNB recorded $700,000 and $125,000, respectively, in provision for loan losses.  QNB's allowance for loan losses of $8,125,000 represents 1.15% of loans receivable at September 30, 2017 compared to $7,394,000, or 1.17% of loans receivable at December 31, 2016, and $7,593,000, or 1.25% of loans receivable at September 30, 2016. Net loan recoveries were $31,000 for the first nine months of 2017, or -0.01% annualized of total average loans, compared with net charge-offs of $86,000, or 0.02% annualized of total average loans for the same period in 2016.

Non-performing assets were $10,437,000 as of September 30, 2017 compared with $14,219,000 as of December 31, 2016, and $11,811,000 as of September 30, 2016. For periods prior to June 30, 2017, this category comprised non-performing loans and trust preferred securities.  In June 2017, QNB Bank sold five non-performing pooled trust preferred securities, with a $2,234,000 carrying value.  The remaining pooled trust preferred security, which had a carrying balance of $212,000 at September 30, 2017, was returned to accruing status in June 2017.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $10,437,000, or 1.48% of loans receivable at September 30, 2017, compared with $11,938,000, or 1.89% of loans receivable at December 31, 2016, and $9,536,000, or 1.57% of loans receivable at September 30, 2016. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At September 30, 2017, $7,507,000, or approximately 82% of the loans classified as non-accrual are current or past due less than 30 days.   Commercial loans classified as substandard or doubtful, which include non-performing loans, also improved. At September 30, 2017 substandard or doubtful loans totaled $18,064,000, a reduction of $4,140,000, or 18.6%, from the $22,204,000 reported at December 31, 2016 and a decrease of $4,101,000, or 18.5%, from the $22,165,000 reported at September 30, 2016.

Non-Interest Income

Total non-interest income was $1,470,000 for the third quarter of 2017, a decrease of $174,000, or 10.6%, compared with the same period in 2016.  Non-interest income for the nine months ended September 30, 2017 was $5,075,000, an increase of $481,000, or 10.5%, compared to the same period in 2016.  Gain on sale of investment securities decreased $218,000, and gain on sale of loans decreased $78,000, due to decreased mortgage activity for the third quarter 2017, compared with the same period in 2016. These were offset in part by the following increases in non-interest income; retail brokerage and advisory income, which increased $39,000 to $168,000, attributable to the growth in assets under management; other non-interest income, which increased $24,000, or 9.6%, due primarily to increased letter of credit income; ATM and debit card income, up $16,000, or 3.9%, to $435,000; and a net loss on trading securities of $39,000 during 2016.  QNB redeemed the trading portfolio during the second quarter of 2017.

Non-Interest Expense

Total non-interest expense was $6,191,000 for the third quarter of 2017, increasing $575,000, or 10.2%, from $5,616,000 for the same period in 2016.  For the nine months ended September 30, 2017, non-interest expense increased $993,000, or 5.9%, from the same period in 2016.  Salaries and benefits expense increased $442,000, or 14.4%, to $3,514,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $366,000 to $2,979,000, or 14.0%, during the third quarter of 2017 compared to the same period in 2016, attributable to a $171,000 increase in employee salaries and $139,000 increase in bonus accrual.  Benefits expense increased $76,000, or 16.6%, due primarily to increased medical insurance claims and retirement plan expense, offset in part by decreased post-retirement life insurance benefit cost, when comparing the two periods.  Net occupancy and furniture and equipment expense increased $69,000, or 7.9%, to $944,000 for the third quarter 2017, due primarily to increased maintenance expense.  Other non-interest expense increased $64,000, or 3.8%, when comparing the third quarter of 2017 with the third quarter of 2016, with increased check card and third- party processing, telephone and collection expense offset in part by decreases in professional services and marketing expenses.

Provision for income taxes increased $119,000, or 14.5%, to $940,000 in the third quarter 2017 due to a higher effective tax rate and increased pre-tax income. The effective tax rate for the third quarters of 2017 and 2016 was 26.9% and 26.4%, respectively. The increase in the effective rate for 2017 reflects a lower proportion of tax-free income for the third quarter of 2017 compared to the same period in 2016.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/17	6/30/17	3/31/17	12/31/16	9/30/16
Assets	$1,150,363	$1,120,523	$1,089,007	$1,063,141	$1,071,931
Cash and cash equivalents	26,028	15,248	20,542	10,721	69,428
Investment securities
Trading	-	-	2,358	3,596	4,312
Available-for-sale	396,413	382,564	382,296	390,475	368,834
Held-to-maturity	-	-	-	-	147
Loans held-for-sale	115	530	903	789	456
Loans receivable	704,214	695,213	659,039	633,079	608,231
Allowance for loan losses	(8,125)	(8,035)	(7,719)	(7,394)	(7,593)
Net loans	696,089	687,178	651,320	625,684	600,638
Deposits	1,005,445	951,314	942,891	913,355	926,712
Demand, non-interest bearing	122,696	120,369	121,778	119,010	105,029
Interest-bearing demand, money market and savings	652,310	609,096	594,646	568,763	593,307
Time	230,439	221,849	226,467	225,582	228,376
Short-term borrowings	40,176	66,907	45,265	52,660	41,179
Shareholders' equity	100,512	98,750	96,043	93,567	97,996

Asset Quality Data (Period End)
Non-accrual loans	$9,078	$9,453	$9,598	$10,119	$8,237
Loans past due 90 days or more and still accruing	5	-	-	-	150
Restructured loans	1,354	1,393	1,425	1,819	1,149
Non-performing loans	10,437	10,846	11,023	11,938	9,536
Non-accrual pooled trust preferred securities	-	-	2,423	2,281	2,275
Non-performing assets	$10,437	$10,846	$13,446	$14,219	$11,811

Allowance for loan losses	$8,125	$8,035	$7,719	$7,394	$7,593

Non-performing loans / Loans excluding held-for-sale	1.48%	1.56%	1.67%	1.89%	1.57%
Non-performing assets / Assets	0.91%	0.97%	1.23%	1.34%	1.10%
Allowance for loan losses / Loans excluding held-for-sale	1.15%	1.16%	1.17%	1.17%	1.25%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Nine months ended,
For the period:	9/30/17	6/30/17	3/31/17	12/31/16	9/30/16	9/30/17	9/30/16

Interest income	$9,830	$9,192	$9,136	$8,486	$8,287	$28,158	$24,751
Interest expense	1,515	1,334	1,256	1,207	1,202	4,105	3,526
Net interest income	8,315	7,858	7,880	7,279	7,085	24,053	21,225
Provision for (credit to) loan losses	100	300	300	(95)	-	700	125
Net interest income after provision for loan losses	8,215	7,558	7,580	7,374	7,085	23,353	21,100
Non-interest income:
Fees for services to customers	429	421	392	416	425	1,242	1,205
ATM and debit card	435	449	417	422	419	1,301	1,229
Retail brokerage and advisory income	168	104	103	178	129	375	425
Net gain on investment securities available-for-sale	98	115	749	24	316	962	650
Net gain (loss) from trading activity	-	10	17	(87)	(39)	27	47
Net gain (loss) on sale of loans	65	201	50	(166)	143	316	263
Other	275	315	262	286	251	852	775
Total non-interest income	1,470	1,615	1,990	1,073	1,644	5,075	4,594
Non-interest expense:
Salaries and employee benefits	3,514	3,237	3,086	2,897	3,072	9,837	9,114
Net occupancy and furniture and equipment	944	881	880	896	875	2,705	2,607
Other	1,733	1,824	1,622	1,642	1,669	5,179	5,007
Total non-interest expense	6,191	5,942	5,588	5,435	5,616	17,721	16,728
Income before income taxes	3,494	3,231	3,982	3,012	3,113	10,707	8,966
Provision for income taxes	940	845	1,122	743	821	2,907	2,311
Net income	$2,554	$2,386	$2,860	$2,269	$2,292	$7,800	$6,655

Share and Per Share Data:
Net income - basic	$0.74	$0.70	$0.84	$0.67	$0.68	$2.28	$1.97
Net income - diluted	$0.74	$0.69	$0.83	$0.66	$0.67	$2.27	$1.96
Book value	$29.22	$28.76	$28.04	$27.43	$28.82	$29.22	$28.82
Cash dividends	$0.31	$0.31	$0.31	$0.30	$0.30	$0.93	$0.90
Average common shares outstanding - basic	3,433,811	3,425,356	3,415,065	3,402,479	3,391,471	3,424,813	3,381,491
Average common shares outstanding - diluted	3,452,582	3,443,208	3,429,230	3,416,117	3,404,039	3,441,206	3,390,729

Selected Ratios:
Return on average assets	0.89%	0.87%	1.08%	0.85%	0.86%	0.94%	0.87%
Return on average shareholders' equity	9.90%	9.52%	11.76%	9.34%	9.57%	10.37%	9.48%
Net interest margin (tax equivalent)	3.15%	3.10%	3.22%	2.97%	2.93%	3.15%	3.05%
Efficiency ratio (tax equivalent)	60.78%	60.24%	54.48%	62.17%	61.49%	58.47%	61.79%
Average shareholders' equity to total average assets	9.01%	9.12%	9.17%	9.10%	9.04%	9.10%	9.18%
Net loan charge-offs (recoveries)	$10	$(16)	$(25)	$104	$(43)	$(31)	$86
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.01%	-0.01%	-0.02%	0.07%	-0.03%	-0.01%	0.02%

Balance Sheet (Average)
Assets	$1,136,306	$1,101,944	$1,075,904	$1,061,980	$1,054,001	$1,104,841	$1,020,863
Investment securities (Trading, AFS & HTM)	390,438	389,490	392,681	386,374	351,102	390,862	350,223
Loans receivable	694,848	668,761	643,690	615,853	602,645	669,287	601,410
Deposits	986,012	952,192	912,354	919,623	916,366	950,456	883,448
Shareholders' equity	102,385	100,541	98,629	96,660	95,255	100,532	93,737